CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American High-Income Trust:

We consent to (a) the use in this Post-Effective Amendment No. 26 to Registration Statement No. 33-17917 on Form N-1A of our report dated November 9, 2004 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Costa Mesa, California
November 26, 2004